Exhibit 4.10

AMENDMENT No. 4

This Amendment No. 4 (the “Amendment”) to the Licence Agreement dated 20 April 1998 by and between

(1)	Shionogi & Co., Ltd., a company incorporated in Japan, whose registered office is at 1-8 Doshomachi 3-chome, Chuo-ku, Osaka, Japan (“Shionogi”); and

(2)	ASTRAZENECA UK LIMITED (formerly Zeneca Limited), a company incorporated in England under no. 3674842 whose registered office is at 15 Stanhope Gate, London W1K 1LN, England (“AstraZeneca”),

as amended, (the “Licence Agreement”) is made effective as of 19th February 2009 (the “Amendment Effective Date”).

Recitals

WHEREAS, in order to endeavour to manage the impact of currency movements, the PARTIES (as defined in the Licence Agreement) are desirous to modify the principles for converting local currency of sales of the PRODUCT (as defined in the Licence Agreement) into Japanese Yen; and

WHEREAS, the PARTIES therefore desire to further amend, modify and restate certain terms and conditions of the Licence Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES, intending to be legally bound, agree as follows:

1	Definitions

Any capitalized term not separately defined in this Amendment shall have the meaning ascribed to it in the Licence Agreement.

2	Modifications

Section 4.8 of the Licence Agreement shall be amended to read as follows:

“4.8
All payments required under this Article 4 shall be made in Japanese Yen.  For the purpose of computing the NET SALES of LICENSED PRODCUTS in a certain calendar month in a currency other than Japanese Yen, such currency will be converted into Japanese Yen in accordance with the rates of exchange for such calendar month used by AstraZeneca’s internal accounting systems, which rates of exchange are approved by AstraZeneca’s independent auditors for use in AstraZeneca’s financial statements.”

3	Amendment Effective Date

This Amendment shall become effective on the Amendment Effective Date; provided, however, that the provisions of Section 4.8 as hereby amended shall be applied to the NET SALES of LICENSED PRODUCTS on and after January 1, 2009.

4	Entire Agreement

This Amendment, together with the Licence Agreement, constitutes the entire agreement between the PARTIES with respect to the subject matter of the Licence Agreement. The Licence Agreement together with this Amendment supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Licence Agreement, as amended.  Each PARTY confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in the Licence Agreement as amended.  Nothing in this Amendment is intended to limit or exclude any liability for fraud. The PARTIES hereby agree that subject to the modifications specifically stated in this Amendment, all terms and conditions of the Licence Agreement shall remain in full force and effect.

Execution

THIS AMENDMENT IS EXECUTED by the authorised representatives of the PARTIES as of the date first written above.

SIGNED for and on behalf of		SIGNED for and on behalf of
AstraZeneca UK Limited		Shionogi & Co., Ltd.

/s/ William (Liam) McIlveen		/s/ Isao Teshirogi
Signature		Signature

Name:	William (Liam) McIlveen	Name:	Isao Teshirogi

Title:	Authorised Signatory	Title:	President and Representative Director